Exhibit 99.1

MabVax Therapeutics Reports Third Quarter 2016 Financial Results and
Schedules Conference Call to Provide Corporate Update
On Monday, November 14, 2016

Interim Results of Two Phase I Clinical Trials to be Provided at time of Conference Call
SAN DIEGO, November 10, 2016 /PRNewswire/ -- MabVax Therapeutics Holdings, Inc. (NASDAQ: MBVX), today reported on its financial results for the third quarter ended September 30, 2016, and schedules a conference call to provide both a business and financial update on Monday, November 14, 2016, after the close of the U.S. financial markets.  Below are details for the call.
Business Update on Interim Results of Clinical Trials and New Patent
“We look forward to disclosing on Monday the progress that we have been making with both our clinical trials of our lead antibody development program,” stated President and CEO, J. David Hansen. “Specifically, we will be talking about interim phase I clinical results of MVT-5873 as a therapeutic antibody for pancreatic cancer and other malignancies that express the same target antigen present on many gastrointestinal cancers. We will also share our progress in evaluating the use of MVT-2163 as an immuno-PET imaging agent. And we will explain the significance of being issued a patent by the United States Patent and Trademark Office for our fully-human monoclonal antibody that forms the basis for both our MVT-5873 and MVT-2163 clinical development programs.”
Third Quarter 2016 Financial Results

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Research and Development expenses totaled $1,671,181, or $1,369,196 excluding stock-based compensation. Research and development spending was related primarily to our clinical development programs and sponsored research at Memorial Sloan Kettering Cancer Center.
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General and administrative expenses totaled $2,420,516, or $1,640,161 excluding stock-based compensation and amortization and accretion related to notes payable. General and administrative spending was related primarily to business development, investor relations, facility operating expense and general administration as a public company.
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Net loss attributable to stockholders was $4,357,748, or $0.86 per share, including $1,082,340 in non-cash items related to stock-based compensation, amortization and accretion related to notes payable.
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At September 30, 2016, cash and cash equivalents totaled $6,941,213
Conference Call Information
When: November 14, 2016, 4:15 p.m. ET
Dial-in: (877) 407 – 8293 or (201) 689 - 8349
Conference ID: MabVax Therapeutics Third Quarter 2016 Conference Call
Please join the conference call at least 10 minutes early to register.  A replay of the conference call will be available for 2 weeks shortly after the call.  To access the replay, please dial 877-660-6853 or 201-612-7415.  Conference ID: 13649739.”
About MabVax Therapeutics Holdings, Inc.
MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company focused on the development of antibody-based products to address unmet medical needs in the treatment of cancer.  MabVax has discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been vaccinated against targeted cancers with the Company's proprietary vaccines.  MabVax's HuMab-5B1 antibody is fully human and was discovered from the immune response of cancer patients vaccinated with an antigen-specific vaccine during a Phase I trial at Memorial Sloan Kettering Cancer Center, or MSK.   The antigen the antibody targets is expressed on more than 90% of pancreatic cancers making the antibody potentially broadly applicable to most patients suffering from this type of cancer.  Additional information is available at www.mabvax.com.

Forward Looking Statements:
This press release contains “forward-looking statements” regarding matters that are not historical facts, including statements relating to the company’s progress on clinical development programs and a receipt by the company of a patent from the United States Patent and Trademark Office. We have no assurance that all of the product development pipeline will be fully developed by the company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the company may be found in the company’s periodic filings with the Securities and Exchange Commission, or SEC, including the factors described in the section entitled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2015, as amended and supplemented from time to time and the Company's Quarterly Reports on Form 10-Q and other filings submitted by the company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. These forward-looking statements represent our judgment as of the time of this release. We do not undertake any obligation to update forward-looking statements contained in this press release.
Contact:

Robert Haag
Managing Director
IRTH Communications
MBVX@irthcommunications.com
1-866-976-4784

MabVax Therapeutics Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Nine months ended December 31,
	2016	2015	2016	2015
Grant Revenues	$—	$133,318	$148,054	$509,474
Operating costs & expenses:
Research & development	1,671,181	3,127,173	4,967,695	7,178,703
General & administrative	2,420,516	2,286,315	7,001,521	7,473,416
Total operating costs & expenses	4,091,697	5,413,488	11,969,216	14,652,119
Loss from operations	(4,091,697)	(5,280,170)	(11,821,162)	(14,142,645)
Interest and other expense, net	(266,051)	(84)	(729,331)	(269)
Change in fair value of warrant liability	—	—	—	19,807
Net loss	$(4,357,748)	$(5,280,254)	$(12,550,493)	$(14,123,107)
Deemed dividend on preferred stock and warrants	—	—	—	(17,852,921)
Accretion of preferred stock dividends	—	—	—	(93,234)
Net loss allocable to common stockholders	$(4,357,748)	$(5,280,254)	$(12,550,493)	$(32,069,262)
Basic and diluted net loss per share	$(0.86)	$(1.51)	$(2.87)	$(13.96)
Shares used to calculate basic & diluted net loss per share	5,041,408	3,486,318	4,374,801	2,297,496

MabVax Therapeutics Holdings, Inc.
Condensed Consolidated Balance Sheet Data

Assets	September 30, 2016	December 31, 2015
	(Unaudited)	Note 1
Cash & cash equivalents	$6,941,213	$4,084,085
Grants receivable	—	757,562
Prepaid expenses & other current assets	495,785	467,337
Property & equipment, net	665,588	135,486
Goodwill	6,826,003	6,826,003
Other long-term assets	168,597	126,654
Total assets	$15,097,186	$12,397,127
Total Accounts payable & other current liabilities	4,293,539	4,958,363
Lease financing obligations & other long-term liabilities	3,289,526	—
Total equity	7,514,121	7,438,764
Total liabilities & equity	$15,097,186	$12,397,127

Note 1. The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.